Exhibit 99.1

March 11, 2009
Agilysys Announces Settlement Agreement with Ramius
Board Appoints John Mutch and Steve Tepedino as Directors to Fill Vacancies Created by Resignations of Two Existing Directors
Ramius Agrees to Support Agilysys Slate of Directors for the 2008 and 2009 Annual Meetings
CLEVELAND, March 11 /PRNewswire-FirstCall/ — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced that it has reached an agreement with Ramius LLC and its affiliates (“Ramius”) relating to the Company’s 2008 Annual Meeting of Shareholders scheduled for March 26, 2009. The Agilysys Board of Directors believes this settlement is in the best interests of shareholders because it allows the company to avoid the continuing distraction and cost of a proxy contest. Ramius holds approximately 13% of the company’s outstanding shares. Prior to reaching the agreement, Ramius had nominated its own slate of three directors for election at the company’s 2008 annual meeting.
As part of the settlement agreement, the Agilysys Board appointed John Mutch and Steve Tepedino, both of whom were nominated by Ramius, to fill the vacancies created by the resignations of Charles F. Christ and Eileen Rudden from the Board. The company agreed to nominate and support Mutch and Tepedino for re-election at the company’s 2009 annual meeting of shareholders. Ramius agreed to support the company’s slate of directors for the 2008 and 2009 annual meetings. The company agreed that it will not expand its Board beyond its current size of nine directors.
“We are pleased to announce this resolution and look forward to having John Mutch and Steve Tepedino join the Board as we continue to focus our full attention and resources on driving improved profitability and long-term value for our shareholders,” said Martin Ellis, president and chief executive officer of Agilysys. “I also want to thank Charlie and Eileen for their outstanding contributions and long-standing dedication as members of our Board.”
“We believe the addition of John Mutch and Steve Tepedino will add valuable experience to the Board to help drive positive change and improved financial performance for the benefit of all Agilysys shareholders. We are grateful to have reached this settlement in cooperation with Agilysys and look forward to continuing our constructive dialogue,” said Mark R. Mitchell, a Partner of Ramius LLC.
The agreement also provides that Ramius will abide by certain standstill provisions through the period ending 10 business days prior to the deadline for submitting shareholder proposals for the company’s 2010 Annual Meeting of Shareholders. The complete agreement between Agilysys and Ramius will be included as an exhibit to Agilysys’ Form 8-K to be filed with the SEC.
Mutch (age 52) is the founder and a Managing Partner of MV Advisors, LLC, a firm that provides focused investment and strategic guidance to small- and mid-cap technology companies. In March 2003, Mutch was appointed to the Board of Directors of Peregrine Systems Inc. (“Peregrine”), a global enterprise software provider, to assist Peregrine and its management in development of a plan of reorganization, which ultimately led to Peregrine’s emergence from bankruptcy. Mutch served as President and Chief Executive Officer of Peregrine from August 2003 to December 2005 through its acquisition by Hewlett-Packard. Mutch is currently a director of Edgar Online, Inc., Adaptec, Inc. and Aspyra, Inc.
Tepedino (age 47) is a co-founder of Channel Savvy LLC, a management consulting firm specializing in technology channels, where he has served as President and Chief Executive officer since May 2006. Additionally, since that time Tepedino served as a Member of JET Creative LLC, a management consulting company specializing in the information technology industry. From 1984 to 2006, Tepedino worked in various positions at Avnet, Inc., a Fortune 500 company focused on global technology distribution.

About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.
Investor contact:
Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635
curtis.stout@agilysys.com
Media contact:
Shawn Turner
Communications Manager
Agilysys, Inc.
440-519-8627
shawn.turner@agilysys.com
SOURCE Agilysys, Inc.
CONTACT:
Investors,
Curtis Stout,
Vice President and Treasurer,
+1-440-519-8635,
curtis.stout@agilysys.com,
or Media,
Shawn Turner,
Communications Manager,
+1-440-519-8627,
shawn.turner@agilysys.com,
both of Agilysys, Inc.
(AGYS AGYS)